Exhibit 23.3
CONSENT OF THE FREEDONIA GROUP, INC.
The undersigned hereby consents to the references to our firm in the form and context in which they appear in (i) the Annual Report on Form 10-K of Hi-Crush Partners LP for the fiscal year ended December 31, 2015 and (ii) the Quarterly Reports on Form 10-Q of Hi-Crush Partners LP for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. We hereby further consent to the use in such Form 10-K and Form 10-Qs of information contained in our Industry Study #3302. It is specifically understood that appropriate attribution will be provided in any such report.
Very truly yours,
/s/ Authorized Person
The Freedonia Group, Inc.
February 12, 2016